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                                                                     EXHIBIT 5

                           Dayton Hudson Corporation
                              777 Nicollet Mall
                           Minneapolis, MN  55402

June 25, 1997

Members of the Board of Directors
Dayton Hudson Corporation
777 Nicollet Mall
Minneapolis, MN  55402

Dear Board Members:

I am the Senior Vice President, General Counsel and Secretary of Dayton Hudson Corporation (the "Company") and in that capacity I have acted as counsel to the Company in connection with the registration under the Securities Act of 1933, as amended, of $52,000,000 of the Company's deferred compensation obligations (the "Obligations"), which represent general unsecured obligations of the Company to pay deferred compensation in the future to participating members of a select group of management or highly compensated employees or certain directors in accordance with the terms of the Dayton Hudson Corporation Highly Compensated Capital Accumulation Plan, the Dayton Hudson Corporation Executive Deferred Compensation Plan, the Dayton Hudson Corporation SMG Executive Deferred Compensation Plan and the Dayton Hudson Corporation Director Deferred Compensation Plan (the "Plans"). Such registration is pursuant to a Registration Statement on Form S-8 relating to the Plans (the "Registration Statement"), which is to be filed by the Company with the Securities and Exchange Commission on June 25, 1997.

I, or the attorneys I supervise, have examined or caused to be examined such corporate records, certificates and other documents and such question of law as I or they have considered necessary or appropriate for the purposes of this opinion.

On the basis of such examination, it is my opinion that:

1) The Obligations, when issued in the manner contemplated by the Plans, will be the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors' rights generally and by general principles of equity; and

2) The provisions of the Plans comply with the requirements of the Employee Retirement Income Security Act of 1974 pertaining to such provisions.

I hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.

Very truly yours,


/s/JAMES T. HALE
James T. Hale
Senior Vice President, General Counsel
and Secretary